Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

MESABI TRUST

New York, New York

We have reviewed the accompanying condensed balance sheet of MESABI TRUST as of July 31, 2010, and the related condensed statements of income for the three and six-month periods ended July 31, 2010 and 2009, and the condensed statement of cash flows for the six-month periods ended July 31, 2010 and 2009.  These financial statements are the responsibility of the Trust’s Trustees.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements, referred to above, for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of MESABI TRUST as of January 31, 2010, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the year then ended (not presented herein); and in our report dated April 15, 2010, we expressed an unqualified opinion on those financial statements.  In our opinion, the information set forth in the accompanying condensed balance sheet as of January 31, 2010, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ WIPFLI LLP

St. Paul, Minnesota
September 3, 2010